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                                                                  EXHIBIT 22


Subsidiaries of Sun Life Assurance Company of Canada (U.S.)


Massachusetts Financial Services Company, Delaware
Sun Investment Services Company, Delaware
Sun Benefit Services Company, Inc., Delaware
New London Trust F.S.B.*
Massachusetts Casualty Insurance Company, Massachusetts
Sun Life Finance Corporation, Delaware
Sun Capital Advisers, Inc., Delaware
Sun Life Financial Services Limited, Bermuda


* a federally chartered savings bank.